AGREEMENT


                               OF


                       PURCHASE AND SALE


                            BETWEEN


               PHILLIPS PETROLEUM COMPANY, SELLER


                              AND


  SKYLINE RESOURCES, INC AND SLATERDOME GAS, INC., hereinafter collectively referred to as PURCHASER



                DATED THE 4th DAY OF JUNE, 2002


         AND MADE EFFECTIVE THE 30th DAY OF APRIL, 2002



                       TABLE OF CONTENTS





              I.         Effective Date
             II.         Sale Price and Manner of Payment
            III.         Closing
             IV.         Seller's Representations
              V.         Purchaser's Representations
             VI.         Property Review
            VII.         Obligations of Seller and Purchaser
           VIII.         Environmental Conditions/Indemnities
             IX.         Operations
              X.         Conditions of Closing
             XI.         Post-Closing Obligations
            XII.         Final Conditions

             Exhibit "A":          Properties, Contracts and Oil and
Gas Leases
             Exhibit "B":          Assignment and Bill of Sale
Exhibit "C":        Property Transfer Accounting Agreement
             Exhibit "D":          Allocation of Sale Price
Exhibit "E":        Dispute Resolution




                  PURCHASE AND SALE AGREEMENT



This Purchase and Sale Agreement (hereinafter referred to as ("Agreement") is dated as of the 4th day of June, 2002, between Phillips Petroleum Company, a Delaware corporation, with a regional office address at 9780 Mt. Pyramid Ct., Suite 200, Englewood, Colorado 80112, (hereinafter referred to as "Seller") and Skyline Resources, Inc., a Colorado corporation, whose address is 3000 Youngfield, Suite 338, Wheatridge, Colorado 80215 and Slaterdome Gas, Inc., a Florida corporation, whose address is 10225 Young Street, Richmond Hill, Ontario L4C3B2 (hereinafter collectively referred to as "Purchaser").

WHEREAS, Seller is the owner of certain properties located in Moffat County, Colorado, and Carbon County, Wyoming, specifically described in Exhibit "A", attached hereto and made a part hereof;
and

WHEREAS, Seller desires to sell and Purchaser desires to acquire all of Seller's right, title and interest in and to the following:

        - the oil and gas lease(s) described in Exhibit "A
        (hereinafter, as to said described acreage referred to as "Leases", whether one or more),

        - all permits, licenses, easements, surface leases and rights of way of every kind as may be assignable relating to operations conducted on the Leases,

        - any contracts or agreements as may be assignable, including but not limited to, unit agreements, joint operating agreements, farmout and farmin agreements, pooling agreements, gas contracts, and other validly existing agreements, whether of record or not, insofar as same pertain to operations conducted on the Leases and/or to production therefrom subsequent to the Effective Date, including but not limited to those listed on Exhibit "A", (hereinafter referred to as "Contracts"), and

        - the wells, equipment, and personal property located on the Leases and being used in connection with the production of oil and gas therefrom, provided that Seller reserves and shall retain vehicles, tools, rental equipment, office equipment, communications equipment, computer equipment, and software;


all of the above rights and interests to the extent and only to the extent owned by Seller being hereinafter referred to as "Subject Assets"; provided, however, that the term Subject Assets shall not include intellectual property, patents, copyrights, names, logos, trade secrets, proprietary information (including, but not limited to, geological and geophysical data, engineering studies, reserve reports, and interpretive studies), and any rights, interests, or items excluded, excepted, or reserved under any provision or term of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                            I.  Effective Date

The effective date of the sale and purchase provided for in this Agreement shall be May 1, 2002 at 7:00 a.m. local time for all purposes, including apportionment of revenues, expenses and production (hereinafter referred to as the "Effective Date").


             II.  Sale Price and Manner of Payment

  1. (a) The sale price for the Subject Assets shall be the sum of Fifty-Nine Thousand, Five Hundred and no/100's Dollars
  ($59,500.00) to be paid to Seller, the above being hereinafter referred to as the "Sale Price".

(b) Seller and Purchaser shall allocate the Sale Price among the interests and leasehold rights in the Subject Assets as set forth in Exhibit "D", attached hereto and incorporated herein. References in this Agreement to a "Property" or "Properties" refer to wells, units, and other subdivisions of the Subject Assets listed on Exhibits "A" and "D" which have an allocation of the Sale Price.

                         III.  Closing

(a) The consummation of the transaction contemplated by this Agreement (hereinafter referred to as the "Closing") shall take place at 9:00 a.m. on June 11, 2002, in Seller's offices located at 9780 Mt. Pyramid Ct., Suite 200, Englewood, Colorado 80112, or at such other place to which the parties may agree in writing, hereinafter referred to as the "Closing Date."

(b) At the Closing, the following shall occur:

    (i) Purchaser shall deliver to Seller the Sale Price by cashier's checks or bank wire transfers.

    (ii) Seller in consideration for the Sale Price and other undertakings by Purchaser under this Agreement shall execute, acknowledge, and deliver to Purchaser an Assignment and Bill of Sale in the form attached hereto as Exhibit "B" assigning and transferring the Subject Assets to Purchaser, including appropriate Federal and State assignments for the Federal and State leases included in the Subject Assets.

    (iii) Purchaser shall provide written documentation establishing to Seller's satisfaction that Purchaser has filed the appropriate bonds, surety letters, letters of credit or proof of insurance in a form acceptable to the governmental agency or agencies having jurisdiction or regulatory authority over such well(s).

    (iv) Subject to the provisions of Article IX, Seller shall provide Purchaser with copies of executed change of operator forms on all wells (active or inactive) operated by Seller, as required by the applicable regulatory body, to effect a change of operator for the Subject Assets.
    Purchaser shall be responsible for filing such forms with the applicable regulatory body following Closing and shall pay any fees related thereto.

    (v) Seller and Purchaser shall execute and deliver a Property Transfer Accounting Agreement substantially in the form of Exhibit "C".

    (vi) It is expressly agreed and understood that the parties have specifically negotiated and bargained for the time of Closing as set forth in Article III, and that time is of the essence in Closing.


                 IV.  Seller's Representations

Seller represents and warrants to and with Purchaser that:

(a) Each of Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Seller is duly qualified to carry on its business in the state in which the Subject Assets are located.

(b) Each of Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Subject Assets on the terms described in this Agreement, and to perform its obligations hereunder.

(c) Each of Seller will protect, defend, and indemnify Purchaser from and against any liability or expense as a result of any undertakings or agreements of each Seller for each Seller's brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

(d) If any unrecorded written mortgage, deed of trust, or similar lien created by either Seller exists with respect to the Subject Assets, the appropriate Seller will obtain and file of record a release of same.

(e) The assignment of the Subject Assets from Seller to Purchaser shall be without warranty of title, either express or implied, and shall be subject to all validly existing encumbrances, other than those referred to in Article IV (d) above, which pertain to the Leases or other assets. The assignment of the Subject Assets from Seller to Purchaser shall be made subject to all royalties, overriding royalty interests, burdens and encumbrances of record as of the Effective Date, except for encumbrances to be released pursuant to Article IV (d) above.

(f) THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATIONS OR WARRANTIES. SELLER EXPRESSLY DISCLAIMS AND NEGATES AND PURCHASER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY, OR VOLUME OF RESERVES, OIL, GAS OR OTHER HYDROCARBONS, IF ANY, IN OR UNDER THE LEASES; THE ENVIRONMENTAL CONDITION, EITHER SURFACE OR SUBSURFACE, OR OTHER CONDITION OF THE SUBJECT ASSETS; OR THE OWNERSHIP OR OPERATION OF THE SUBJECT ASSETS OR ANY PART THEREOF. SELLER DOES NOT MAKE OR PROVIDE, AND PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE SUBJECT ASSETS OR ANY PART THEREOF. SELLER DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES, AND APPURTENANCES CONVEYED AS PART OF THE SUBJECT ASSETS ARE SOLD AND PURCHASER ACCEPTS SAME "AS IS, WITH ALL FAULTS".


                V.  Purchaser's Representations

Purchaser represents and warrants to and with Seller that:

(a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado (Skyline Resources, Inc.) and State of Florida
(Slaterdome Gas, Inc.), and Purchaser is duly qualified to carry on its business in the state in which the Subject Assets are located.

(b) Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Subject Assets on the terms described in this Agreement, and to perform its obligations hereunder.

(c) Purchaser is now, and hereafter shall continue to be, qualified to own Federal and State oil, gas and mineral leases in all jurisdictions where such leases lie, if such leases are included in the Subject Assets, and the consummation of the transactions contemplated hereby will not cause Purchaser to be disqualified as such an owner or to exceed any acreage limitation imposed by any law, statute, rule, or regulation.

(d) Purchaser will protect, defend, and indemnify Seller from and against, any liability or expense as a result of undertakings or agreements of Purchaser for brokerage fees or expenses, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

    (e) Purchaser shall not pay any commissions or fees to any employee, officer or agent of Seller nor favor employees, officers or agents of Seller with gifts or entertainment of significant cost or value, nor enter into any business arrangement with employees, officers or agents of Seller other than as representatives of Seller, without Seller's written approval.

                      VI.  Property Review

(a) Seller shall allow Purchaser access to such documents as listed in Article XI (a) which relate to the Leases at each of Seller's office in Englewood, Colorado, for the purpose of examining title. Seller shall not be obligated to perform any title work and shall not be required to update or supplement abstracts or title opinions. PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR AS TO ITS TITLE TO THE SUBJECT ASSETS, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF AND JUDGMENT WITH RESPECT TO THE SUBJECT ASSETS, THEIR VALUE, AND SELLER'S TITLE THERETO.

           VII.  Obligations of Seller and Purchaser

(a) Each of Seller reserves and retains its respective claims and accounts for recovery of money or damages, rights to insurance and indemnity coverage, rights to tax refunds, claims of Seller of whatsoever kind under Contracts, and audit rights, if any, and adjustments resulting therefrom attributable to the Subject Assets with respect to any period prior to the Effective Date. Purchaser shall assume all risk and liability of whatsoever nature connected with operations conducted on the Subject Assets both before and after the Effective Date, and agrees to release, indemnify, defend and hold Seller harmless from all liabilities, penalties, claims, causes of action, demands, lawsuits, and expenses associated with the operations both before and after the Effective Date and as to all other claims or causes of action asserted.

 (b) Purchaser accepts and assumes all obligations and liabilities related to and shall (i) properly plug and abandon any and all wells, including any inactive wells or temporarily abandoned wells, included in the Subject Assets, or which are present on, or have been or are drilled on, the land and premises covered by the Leases (including land and premises pooled therewith) or which otherwise are required to be plugged and abandoned as a result of obligations and liabilities imposed by or arising from the Leases and Contracts; (ii) replug any well, borehole, or previously plugged well on the land and premises covered by the Leases (including land and premises pooled therewith) to the extent required or necessary by Contract, law, rule, regulation, or Lease obligation; (iii) remove and properly dispose of any equipment, structures, materials, platforms, flow lines, and property of whatsoever kind related to or associated with the Subject Assets; (iv) clean up, restore, and remediate the premises covered by the Leases or related to the Subject Assets; and (v) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and Contracts or as required by applicable laws, rules, and regulations related or pertaining to the Subject Assets. Purchaser agrees to release, protect, defend, indemnify and hold each Seller, its respective officers, agents and employees free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character (including claims of any lessor, governmental authority, or other person or entity) arising out of, incident to, or in connection with the obligations accepted and assumed by Purchaser under this Article VII (b), including, but not limited to plugging, replugging, and abandonment of wells and boreholes and/or abandonment of and proper disposition of any property or other equipment associated with the Subject Assets (including, without limitation, any structures, materials, wells, casing, leasehold equipment, and other property), including bonding requirements, REGARDLESS OF WHETHER THE LIABILITY THEREFOR IS BASED IN WHOLE OR IN PART UPON AN ACT, OMISSION, NEGLIGENCE, OR STRICT LIABILITY OF SELLER, OR OF THE PURCHASER, OR OF SOME OTHER PARTY, AND REGARDLESS OF WHETHER THE LIABILITY OR OBLIGATION EXISTED OR HAD ACCRUED PRIOR TO CLOSING. Purchaser shall comply with all bonding or other requirements related to plugging, abandonment, and/or restoration obligations as required by any governmental agency or authority.

(c) All accounts payable and other costs and expenses with respect to the Seller's interest in the Subject Assets incurred prior to the Effective Date shall be the obligation of and be paid by Seller, and those incurred commencing with the Effective Date shall be the obligation of and be paid by Purchaser.

(d) All prepaid utility charges applicable to periods after the Effective Date shall be the responsibility of Purchaser.

(e) If monies are received by either party hereto which under the terms of this Agreement belong to the other party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which is applicable to periods both prior to and after the Effective Date and is thus, under the terms of the preceding paragraphs, partially the obligation of Seller and partially the obligation of Purchaser, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

(f) All unpaid ad valorem taxes relating to the Subject
Assets for the tax period in which the Effective Date occurs shall be prorated as of the Effective Date between Seller and Purchaser. The portion of such prorated tax liability which is attributable to Seller shall be credited to Purchaser's account in the final accounting statement provided for in Article XI(f) hereof. Purchaser shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Date occurs. Purchaser shall supply Seller with proof of payment promptly after paying same.

         All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, and any other local, state, and/or federal taxes or assessments attributable to the Subject Assets or any part thereof prior to the Effective Date, remain Seller's responsibility and all deductions, credits and refunds relating to said taxes, attributable to the Subject Assets or any part thereof prior to the Effective Date (no matter when received), belong to Seller. All such taxes attributable to the Subject Assets or any part thereof at and after the Effective Date are Purchaser's responsibility, and Purchaser shall reimburse Seller for any such taxes previously paid by Seller and all deductions, credits, and refunds relating thereto at and after the Effective Date (no matter when received) belong to Purchaser.

    (g) Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on the transfer of the Subject Assets pursuant to this Agreement. Purchaser shall defend, indemnify, and hold Seller harmless with respect to the payment of any of these taxes, including any interest or penalties assessed thereon. If Seller is required by applicable state law to report and pay these taxes and/or fees, Purchaser shall, upon Seller's presentation of an invoice, promptly deliver a check to Seller in full payment of the invoice.

(h) Seller and Purchaser shall each bear its own costs and expenses, including, but not limited to, attorney's fees and third-party consultant fees, incurred in connection with the preparation and consummation of the transactions contemplated in this Agreement.

(i) The sale of the Subject Assets shall be subject to, and Purchaser shall assume, pay for, and perform all duties, liabilities, and obligations relating to the Subject Assets, including, but not limited to, those imposed or required by any applicable and valid recorded or unrecorded contracts and agreements (including, but not limited to, royalties, production payments, net profits interests, carried working interests, required sale/delivery of oil or gas in accordance with any existing contracts, and similar burdens and commitments).


          VIII.  Environmental Conditions/Indemnities

(a) The Subject Assets which have been identified herein and are the subject of this Agreement have been utilized by Seller for the purpose of exploration, development, processing, temporary storage, and transportation of oil, gas and/or condensate. Information, to the best of Seller's knowledge, regarding any substantial quantity of crude oil and produced water which may have been spilled or disposed of onsite and the locations thereof, including pit closures, burial, land farming, land spreading, and underground injection will be made available to Purchaser prior to Closing; provided, however, that Seller shall not be liable for unintentional failure to disclose such information and shall not be required to provide information which is a matter of public record or filed with governmental agencies. Purchaser acknowledges that there may have been spills of these materials in the past onto the Subject Assets described herein. In addition, some oil and gas field production equipment or flow lines may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, material and equipment located on the property described herein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Subject Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Subject Assets where it may be found and Purchaser agrees to assume all liability for such asbestos and NORM and for use of appropriate procedures and activities required to handle and dispose of same.

(b) Purchaser shall dispose of or discharge any waste from the Subject Assets (including but not limited to produced water, drilling fluids and other associated wastes) in accordance with applicable local, state and federal regulations. To the extent that the Subject Assets are not sold in fee to Purchaser, Purchaser shall keep records of the types, amounts and location of wastes which are disposed onsite and offsite. Purchaser shall take at its sole expense whatever remedial action or cleanup and restoration of the Subject Assets is necessary to meet any local, state or federal requirements directed at protecting human health and the environment in effect at that time, as well as whatever action may be required to meet contractual or lease obligations related to the Subject Assets.

(c) Purchaser, its successors and assigns, assumes full responsibility for, and hereby releases and agrees to indemnify and defend each of Seller, its respective agents, officers, employees, subsidiaries, and affiliates, from and against all requirements, obligations, suits, claims, demands, liabilities, expenses, losses, fines, penalties, and causes of action, brought or asserted by or arising in favor of any governmental authority or agency, person (including Purchaser and Purchaser's employees and agents), or entity for, on account of, related to, or resulting from personal injury, sickness, death, property damage or loss of property, clean up, remediation, restoration of premises, contamination or pollution of natural resources (including soil, land, air, surface water, or ground water) or environmental damage, caused by, arising from, or connected in any manner with the presence, disposal, release, or discharge of any material or substance of any kind, including, without limitation, asbestos, NORM, solid waste, pollutants, contaminants, hydrocarbons, or hazardous substance, in, under, or on the Subject Assets, or disposed, released, or discharged therefrom into the atmosphere or into or upon land or into any water course or body of water, including ground water, whether or not attributable to Seller's activities or the activities of Seller's officers, employees, or agents or to the activities of third parties, and REGARDLESS OF WHETHER OR NOT SELLER OR OTHER INDEMNITEE WAS OR IS AWARE OF SUCH ACTIVITIES AND REGARDLESS OF WHETHER THE MATERIAL OR SUBSTANCE NOW EXISTS OR IS PRESENT ON THE SUBJECT ASSETS, OR HAS BEEN RELEASED, DISCHARGED, OR DISPOSED FROM THE SUBJECT ASSETS PRIOR TO ASSIGNMENT TO PURCHASER. This indemnification and assumption shall include and apply to liability for voluntary environmental response actions undertaken pursuant either to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), as such may be amended from time to time, or to any other federal, state or local law or regulation.

(d) THE INDEMNITIES, ASSUMPTIONS OF OBLIGATIONS, AND
RELEASES SET FORTH IN (a), (b), AND (c) OF THIS ARTICLE VIII, SHALL APPLY WITHOUT REGARD TO WHETHER OBLIGATIONS, LIABILITY, INJURY, DEATH, DAMAGE, DESTRUCTION, LOSS OR CONTAMINATION IS CAUSED IN WHOLE OR IN PART BY THE STRICT LIABILITY, NEGLIGENCE, ACTIVE OR PASSIVE, ON THE PART OF SELLER, OR OTHER INDEMNITEE, OR ANY OTHER PERSON OR ENTITY. Such indemnities, assumptions of obligations, and releases shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that the terms of this Article shall control over any conflicting terms or provisions contained in this Agreement and shall survive and remain as valid continuing covenants and obligations following Closing.

                        IX.  Operations

Seller, as to the portion of the Subject Assets to be conveyed which it now operates, shall from the date of execution of this Agreement, continue to operate the same in a good and workmanlike manner until the Closing, when such operations shall be turned over to and become the responsibility of Purchaser, unless an applicable unit, pooling, communitization, operating or other agreement requires otherwise, in which case (unless Purchaser and Seller otherwise agree) Seller shall continue the physical operation of such portion of the Subject Assets pursuant to and under the terms of such applicable agreement, until such time after the Closing as such applicable agreement may require; PROVIDED, HOWEVER, THAT SELLER SHALL HAVE NO LIABILITY AS OPERATOR TO PURCHASER FOR LOSSES OR DAMAGES SUSTAINED, OR LIABILITIES INCURRED, EXCEPT AS MAY RESULT DIRECTLY FROM SELLERS' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Such operations from and after the Closing shall be conducted by Seller for and on behalf of Purchaser, and Seller shall make appropriate charges to the Purchaser pursuant to any applicable operating agreement. In the absence of any applicable operating agreement, for any such services as operator of the Subject Assets (or portions thereof) performed by Seller from and after the Closing, Purchaser shall pay to Seller all reasonable and necessary expenses incurred by Seller in such operation, or in the protection or maintenance of the Subject Assets. Any such charges and expenses shall be recovered by Seller as part of the final accounting described in
Article XI (f). Provided, however, that Seller shall not conduct any operations between the Effective Date and the Closing Date resulting in expense in excess of Five Thousand and no/100's ($5,000.00) without the prior approval of Purchaser, except that Seller, in its sole discretion or at the request or demand of a government or other regulatory agency with jurisdiction, may make reasonable expenditures in excess of Five Thousand and no/100's Dollars ($5,000.00) if necessary to prevent loss or damage to life, property or the environment..

Purchaser understands and agrees that operation of all or part of the Subject Assets may be subject to an operating agreement or other contract governing subsequent operation and that Seller does not warrant or represent that Purchaser will become operator.


                   X.  Conditions of Closing

Each party's obligation to consummate the transaction provided for herein is subject to the satisfaction or waiver by the other party of the following conditions:

(a) The representations contained in Articles IV and V hereof shall be true and correct in all material respects on Closing Date as though made on and as of the Closing Date.

(b) Each party shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing Date.

(c) Purchaser has delivered or caused to be delivered to Seller proof of bonds, in form and substance and issued by corporate sureties satisfactory to Seller, covering the Subject Assets required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Subject Assets, or a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing.




                 XI.  Post-Closing Obligations

(a) Seller shall deliver to Purchaser, as soon after Closing as practicable, copies of title files, title opinions, certificates of title, abstracts, supplemental abstracts, division order files, surveys, agreements, contracts, lease files, and other similar materials relating to operation or ownership of the Subject Assets, together with well files, well logs and charts, cores and related data, and absorption and desorption data; provided that Seller shall exclude and retain
(i) papers protected by the attorney client privilege, or attorney work product or other privilege; (ii) proprietary data, which includes but is not limited to interpretive geological and/or geophysical information or other interpretive studies and analyses, reserve reports, economic analyses, bids or proposals to purchase the Subject Assets; and (iii) any document or data which is protected by third party confidentiality provisions or other restrictions against disclosure. Seller does not warrant the completeness or accuracy of the materials and documents to be furnished to Purchaser and shall not be liable for unintentional failure to deliver any such materials or documents. For a period of seven (7) years after the Effective Date, Seller shall have reasonable access to such materials and documents for purpose of audit or where, in the opinion of Seller's counsel, access is required by law or necessary to Seller's defense or prosecution of legal actions. Purchaser shall not destroy such materials and documents during said seven (7) year period without prior written notification to Seller and shall, in such event and upon request from Seller, return the requested materials and documents to Seller at Seller's expense.

(b) Purchaser shall maintain a true and correct set of records pertaining to all activities relating to its performance of this Agreement and all transactions related thereto for at least three (3) years from the Effective Date for purposes of determining compliance with the terms and conditions of this Agreement and the joint operating agreements in place as of the Effective Date. Seller or its representatives shall have the right to audit said records during the three (3) year period.

(c) Except as provided for in Article III (b)(iv),
Purchaser shall be solely responsible for all filings and recording of documents and other costs related to the Subject Assets and for all fees connected therewith, and Purchaser shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Purchaser because of Purchaser's failure to file or record documents promptly.

(d) Purchaser shall use its best efforts after the Closing to promptly obtain approval of assignments of federal and state leases which require consent to assignment and at its own cost. Until such approvals are obtained, Seller shall continue to hold record title and/or operating rights to such Leases as nominee for Purchaser, during which time Purchaser shall indemnify and hold Seller harmless from any and all claims, suits, obligations and liabilities of any kind, or character relating to such Leases. Seller agrees to cooperate fully with Purchaser and to assist Purchaser in obtaining the consent of the Bureau of Land Management or Minerals Management Service or other state or federal organization as to any and all assignments of working interests and operating rights contained in the Subject Assets covering federal, state or privately owned lands.

(e) Subject to the provisions of Article IX, Purchaser shall within thirty (30) days after Closing remove or delete, or cause to be removed or deleted, the names and marks used by Seller and all variations and derivations thereof and logos relating thereto from the Subject Assets and shall not thereafter make any use whatsoever of those names, marks, and logos. Purchaser further agrees that Seller, in addition to its other remedies for breach hereof, shall have the right to enter and remove at Purchaser's expense any such names and marks that are not removed or deleted within the specified time.

(f) As soon as reasonably practicable after Closing, Seller shall prepare, in accordance with this Agreement and with standard industry practice, and deliver to Purchaser, a final accounting statement showing the proration of credits and payment obligations of Purchaser and Seller. Not later than thirty (30) days after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement. The parties shall use all reasonable efforts to reach agreement on the final statement within one hundred twenty (120) days after the Closing Date. If pursuant to such accounting either party shall owe any obligation to the other, then the party owing the obligation shall promptly pay to the other party the amount of such obligation.

(g) After Closing, Seller and Purchaser shall execute, acknowledge and deliver such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its successors or assigns all of the Subject Assets and to assure fully to Seller and its successors and assigns the assumptions of liabilities and obligations by Purchaser. However, Purchaser shall assume all responsibility for notifying the purchaser of oil and gas production from the Subject Assets, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Subject Assets.

(h) To the extent not already obtained prior to Closing, Purchaser shall immediately upon Closing seek unconditional approval from all governmental authorities, including, where applicable, the Minerals Management Service, for assignment of the Subject Assets and for designation of Purchaser as operator thereof (to the extent permitted by any applicable operating agreement or joint venture) and shall actively pursue recognition and acceptance by such authorities of Purchaser's assumption of obligations and responsibilities.


                     XII.  Final Conditions

(a) Seller and Purchaser, singularly and plurally, warrant and agree that each shall use all reasonable efforts to take or cause to be taken such actions as may be necessary to consummate and make effective the transaction contemplated by this Agreement and to assure that it will not be under any material, corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

(b) In the event all or part of the Subject Assets, including equipment and personal property, are damaged or destroyed by fire or other calamity prior to Closing, Seller shall have the option, but not the obligation, of repairing the damage at its sole cost or removing the damaged Subject Assets from the sale and adjusting the Sale Price to reflect retention of such Subject Assets.

(c) All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

(d) This Agreement is for the benefit of Seller and Purchaser only and not for the benefit of third parties.

(e) Neither Seller nor Purchaser may assign any rights or delegate any duties established pursuant to this Agreement without the prior written consent of the other party. In the event of any such assignment, Purchaser shall remain obligated to Seller for fulfillment of all terms, conditions, indemnities, and performance of requirements set forth in this Agreement.

(f) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without giving effect to any principles of conflicts of law. All assignments and instruments of conveyance executed in accordance with this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State where the Subject Assets conveyed thereby are located.

(g) Neither party shall make any press release or other public announcements, concerning this transaction, without the prior written approval of the other party and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange. Purchaser shall keep the Sale Price and the terms of this Agreement confidential at all times, except with Seller's prior written consent or as may be required by applicable laws, rules or regulations.

(h) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed to be validly given, made or served, if in writing and delivered personally or sent by courier service, telefax, telex, or certified mail to the address listed below:

If to Seller:

Phillips Petroleum Company
9780 Mt. Pyramid Ct., Suite 200
Englewood, Colorado 80112
Attention:  Mr. William Rainbolt
Phone:  303-643-3941
Fax: 303-643-4378



If to Purchaser:

Skyline Resources, Inc.
300 Youngfield, Suite 338
Wheatridge, Colorado 80215
Attention:  Mr. Jubal Terry
Phone:  303-238-8712
Fax:  303-238-3190

Slaterdome Gas, Inc.
10225 Young Street
Richmond Hill, Ontario L4C 3B2
Attention:  Mr. Robert Salna
Phone:  905-884-3988
Fax: 905-737-7516

(i) This Agreement is specifically conditioned upon Seller receiving all waivers, consents, approvals, permits and authorizations and actions of third parties, including lessors' consents and waivers of preferential purchase rights, which by federal, state or local law, rule or regulation, agreement or by their inherent nature are required to be obtained to complete the purchase and sale contemplated herein. Seller shall notify all holders of such preferential rights and rights to consent to or approve assignment of all or any part of the Subject Assets of its intention to sell the portion of the Subject Assets affected thereby, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Purchaser if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. Further, at Closing, the Sale Price shall be adjusted downward by the value allocated on Exhibit "D" to any Subject Asset affected by the failure to obtain a consent or by the exercise of a preferential right and such Subject Asset shall be excluded from sale hereunder. Seller shall in its sole judgment determine whether there has been a valid exercise of a preferential right or failure to obtain a necessary consent related to a Property or Properties and shall not be liable for exclusion from sale of any such Property; provided, however, that if Seller determines to proceed with sale of such Property and Purchaser receives assignment of same at Closing then Purchaser shall indemnify, defend, and hold Seller harmless from any claim or cause of action asserted by any person who claims to have or to have exercised a preferential right or refusal of consent or approval related to the Property.

(j) THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THOSE SET FORTH IN ARTICLES IV (f), VII (b), AND ARTICLE VIII SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY OF THE INDEMNITEE OR OF ANY OTHER PERSON OR ENTITY. INDEMNITIES AND RELEASES SHALL BE FOR THE BENEFIT OF EACH SELLER, INDIVIDUALLY AND SHALL EXTEND TO AND PROTECT THE INDEMNIFIED PARTY'S OFFICERS, EMPLOYEES, AND AGENTS.

(k) The parties agree that they will use the procedures outlined in Exhibit "E" attached hereto, to resolve disputes which may arise between them under this Agreement; provided, however, that this Article XII (k) and Exhibit "E" shall not apply to disputes related in any manner to indemnity or release obligations. It is further provided, notwithstanding the provisions of Exhibit "E" that either party may seek a restraining order, temporary injunction, or other provisional judicial relief if the party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo, but parties will continue to participate in good faith in the procedures despite any such request for provisional relief.

(l) If any release, assumption or obligation or liability, or indemnity is held to be invalid or unenforceable, then the parties intend and agree that the remaining portion of such release, assumption, or indemnity shall remain in force and effect, modified to the minimum extent required to comply with applicable law for enforceability.

(m) The liability and obligations of Seller and Purchaser under each of their respective representations and covenants, including all indemnities, releases, and assumption of obligations contained in this Agreement shall survive Closing and execution and delivery of the assignments referenced herein and remain in force and effect.

(n) This Agreement constitutes the entire agreement between Seller and Purchaser with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Purchaser with respect to such matters.
No amendment shall be binding unless in writing and signed by representatives of both parties.

(o) This Agreement may be executed in counterparts, each of which shall be considered an original for all purposes, and the signature pages of which may be combined to form multiple original Agreements.


IN WITNESS WHEREOF, the Seller and Purchaser, acting through their authorized representatives, do hereby execute and deliver this Agreement as of the date first written above.

SELLER:

PHILLIPS PETROLEUM COMPANY


By:
______________________________
William Rainbolt
Attorney-in-Fact





PURCHASER:

                                 SKYLINE RESOURCES, INC.

By:
_____________________________

Title:
_____________________________




SLATERDOME GAS, INC.


By:
_____________________________

Title:
_____________________________
                          EXHIBIT "A"



ATTACHED HERETO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE
AGREEMENT DATED THE 4th DAY OF JUNE, 2002 BY AND BETWEEN PHILLIPS
PETROLEUM COMPANY, AS SELLER, AND SKYLINE RESOURCES, INC. AND
SLATERDOME GAS, INC. AS PURCHASER.



Properties:






Oil and Gas Leases:












                          EXHIBIT "B"



ATTACHED HERETO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE
AGREEMENT DATED THE 4th DAY OF JUNE, 2002 BY AND BETWEEN PHILLIPS
PETROLEUM COMPANY, AS SELLER, AND SKYLINE RESOURCES, INC. AND
SLATERDOME GAS, INC. AS PURCHASER.



                         ASSIGNMENT AND BILL OF SALE


Phillips Petroleum Company ("Phillips") a Delaware
corporation with a regional office in Englewood, Colorado, hereinafter referred to as "Assignor", for and in consideration of the sum of Ten Dollars ($10.00) cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby transfer and assign unto Skyline Resources, Inc., a Colorado corporation, whose address is 3000 Youngfield, Suite 338, Wheatridge, Colorado 80215 and Slaterdome Gas, Inc., a Florida corporation, whose address is 10225 Young Street, Richmond Hill, Ontario L4C3B2, hereinafter referred to collectively as "Assignee", all of Assignor's right, title and interest in and to the oil and gas leases described in Exhibit "A", in the proportions of Skyline Resources, Inc.
66.6666%, Slaterdome Gas, Inc.   33.3334%,  attached hereto and
expressly made a part hereof, and the rights, privileges and estates given, created and granted under said Leases described in Exhibit "A" (said oil and gas leases being hereinafter referred to as "Leases," whether one or more), together with all of Assignor's right, title and interest in and to all contracts or agreements, permits, licenses, easements, surface leases and rights of way relating to operations conducted on the Leases subsequent to assignment, and all of Assignor's right, title and interest in and to the wells (except as may be designated on Exhibit "A"), equipment and personal property located on the Leases and being used solely and exclusively in connection with the production of oil and gas therefrom, provided that Seller reserves and shall retain vehicles, tools, rental equipment, office equipment, communications equipment, computer equipment, and software. The above described properties and interests to the extent transferred and assigned hereunder are referred to as "Assigned Assets."

This Assignment and Bill of Sale (the "Assignment") is made and accepted upon the following terms and conditions:

1. This Assignment shall be effective as of the 1st day of May 2002, at 7:00 a.m., local time, regardless of the date of execution.

2.    THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF TITLE,
EITHER EXPRESS OR IMPLIED, AND IS SUBJECT TO ALL VALIDLY EXISTING ENCUMBRANCES AND AGREEMENTS, WHETHER OR NOT RECORDED, WHICH MAY AFFECT SAID LEASES AND OTHER ASSIGNED ASSETS, INCLUDING, BUT NOT LIMITED TO THOSE CONTAINED IN EXHIBIT "A" ATTACHED HERETO. ASSIGNOR DOES NOT MAKE OR PROVIDE, AND ASSIGNEE HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSIGNED ASSETS OR ANY PART THEREOF. ASSIGNOR DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES, AND APPURTENANCES CONVEYED AS PART OF THE ASSIGNED ASSETS ARE SOLD AND ASSIGNEE ACCEPTS SAME "AS IS, WITH ALL FAULTS".

3. Assignor reserves and retains all claims and accounts of Assignor for recovery of money or damages, rights to insurance and indemnity coverage, rights to tax refunds, claims of Assignor of whatsoever kind under all contracts and agreements, and audit rights, if any, and adjustments resulting therefrom attributable to the Assigned Assets with respect to any period prior to the effective date of this Assignment. Assignee shall assume all risk and liability of whatsoever nature connected with operations conducted on the Assigned Assets from and after the effective date of this Assignment.

 4. Assignee accepts and assumes all obligations and liabilities related to and shall (i) properly plug and abandon any and all wells, including any inactive wells or temporarily abandoned wells, included in the Assigned Assets, or which are present on, or have been or are drilled on, the land and premises covered by the Leases (including land and premises pooled therewith) or which otherwise are required to be plugged and abandoned as a result of obligations and liabilities imposed by or arising from the Leases or contracts and agreements related to the Assigned Assets; (ii) replug any well, borehole, or previously plugged well on the land and premises covered by the Leases (including land and premises pooled therewith) to the extent required or necessary by contract, law, rule, regulation, or Lease obligation; (iii) remove and properly dispose of any equipment, structures, materials, platforms, flow lines, and property of whatsoever kind related to or associated with the Assigned Assets; (iv) clean up, restore, and remediate the premises covered by the Leases or related to the Assigned Assets; and (v) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and contracts and agreements related to the Assigned Assets or as required by applicable laws, rules, and regulations related or pertaining to the Assigned Assets. Assignee agrees to release, protect, defend, indemnify and hold Assignor, its officers, agents and employees free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character (including claims of any lessor, governmental authority, or other person or entity) arising out of, incident to, or in connection with the obligations accepted and assumed by Assignee under this Paragraph 4, including, but not limited to plugging, replugging, and abandonment of wells and boreholes and/or abandonment of and proper disposition of any property or other equipment associated with the Assigned Assets (including, without limitation, any structures, materials, wells, casing, leasehold equipment, and other property), including bonding requirements, regardless of whether the liability therefor is based in whole or in part upon an act, omission, negligence, or strict liability of Assignor, or of the Assignee, or of some other party, and regardless of whether the liability or obligation existed or had accrued prior to this Assignment.

5. Assignee, its successors and assigns, assumes full responsibility for, and hereby releases and agrees to indemnify and defend Assignor, its agents, officers, employees, subsidiaries, and affiliates, from and against all requirements, obligations, suits, claims, demands, liabilities, expenses, losses, fines, penalties, and causes of action, brought or asserted by or arising in favor of any governmental authority or agency, person (including Assignee and Assignee's employees and agents), or entity for, on account of, related to, or resulting from personal injury, sickness, death, property damage or loss of property, clean up, remediation, restoration of premises, contamination or pollution of natural resources (including soil, land, air, surface water, or ground water) or environmental damage, caused by, arising from, or connected in any manner with the presence, disposal, release, or discharge of any material or substance of any kind, including, without limitation, asbestos, NORM, solid waste, pollutants, contaminants, hydrocarbons, or hazardous substance, in, under, or on the Assigned Assets, or disposed, released, or discharged therefrom into the atmosphere or into or upon land or into any water course or body of water, including ground water, whether or not attributable to Assignor's activities or the activities of Assignor's officers, employees, or agents or to the activities of third parties, and REGARDLESS OF WHETHER OR NOT ASSIGNOR OR OTHER INDEMNIFIED PERSON WAS OR IS AWARE OF SUCH ACTIVITIES AND REGARDLESS OF WHETHER THE MATERIAL OR SUBSTANCE NOW EXISTS OR IS PRESENT ON THE ASSIGNED ASSETS, OR HAS BEEN RELEASED, DISCHARGED, OR DISPOSED FROM THE ASSIGNED ASSETS PRIOR TO ASSIGNMENT TO ASSIGNEE. This indemnification and assumption includes and applies to liability for voluntary environmental response actions undertaken pursuant either to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), as such may be amended from time to time, or to any other federal, state or local law or regulation.

6.  THE INDEMNITIES, ASSUMPTIONS OF OBLIGATIONS, AND
RELEASES SET FORTH IN PARAGRAPHS 3, 4, AND 5 ABOVE SHALL APPLY WITHOUT REGARD TO WHETHER OBLIGATIONS, LIABILITY, INJURY, DEATH, DAMAGE, DESTRUCTION, LOSS OR CONTAMINATION IS CAUSED IN WHOLE OR IN PART BY THE STRICT LIABILITY, NEGLIGENCE, ACTIVE OR PASSIVE, ON THE PART OF ASSIGNOR OR OTHER INDEMNIFIED PERSON.

7. To the extent there is any conflict between this Assignment and the Purchase and Sale Agreement between the parties dated June 4, 2002, the latter Agreement shall prevail.

The terms and provisions hereof shall be deemed to be covenants running with the lands, Leases, and interests covered hereby and shall extend to, bind and inure to the benefit of the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, this Assignment is executed as of the _____ day of ______________, 2002.

PHILLIPS PETROLEUM COMPANY, ASSIGNOR


By:
________________________________________
          William Rainbolt
          Attorney-in-Fact


                          SKYLINE RESOURCES, INC.


By:
_____________________________________

Title:
_____________________________________


                          SLATERDOME GAS, INC.


By:
_____________________________________

Title:
_____________________________________
ACKNOWLEDGMENT



STATE OF COLORADO     )
) SS.
COUNTY OF DOUGLAS     )

On this _______ day of _________________, 200_, before me
personally appeared ________________________________, to me
personally known, who, being by me duly sworn, did say that he is the Attorney-in-Fact of Phillips Petroleum Company and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said ________________________ acknowledged said instrument to be the free act and deed of said corporation.

Witness my hand and seal this ______ day of _______________, 200_.

_______________________________
____

Notary Public
My Commission Expires:


STATE OF COLORADO     )
) SS.
COUNTY OF DENVER      )

On this _____ day of _____________, 200_, before me
personally appeared ________________________________________, to me personally known, who, being by me duly sworn, did say that he is the ____________________________________ of
__________________________________, and that the foregoing
instrument was signed on behalf of said corporation by authority of its Board of Directors, and said ______ _______________________________ acknowledged said instrument to be the free act and deed of said corporation.

Witness my hand and seal this ______ day of _____________, 200_.

_______________________________
____

Notary Public

My Commission Expires:

                             EXHIBIT "C"


ATTACHED HERETO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE
AGREEMENT DATED THE 4th DAY OF JUNE, 2002 BY AND BETWEEN PHILLIPS
PETROLEUM COMPANY, AS SELLER, AND SKYLINE RESOURCES, INC. AND
SLATERDOME GAS, INC. AS PURCHASER.


                    PROPERTY TRANSFER ACCOUNTING AGREEMENT


Purchaser: Skyline Resources, Inc. and Slaterdome Gas, Inc.
Seller: Phillips Petroleum Company
Property: Fly Creek
Property Code (LCN): 800094, 800092, 800093, 810369, 080012
State:    Colorado
County    : Moffat
            Wyoming               Carbon
Sale  _____X_____   Exchange  __________
G. F. No.:
C64074
Sale Effective Date:     May 1, 2002              Transfer of Operation
Date:     July 1, 2002

The following accounting functions shall be performed where applicable to the property transferred.

Seller will continue to pay all royalties and severance taxes through the production month of May, 2002, as it pertains to Seller's interest.
Purchaser will be responsible for marketing, collection of revenue and payment of royalties and taxes on any production subsequent to this date. Subsequent to Sale Effective Date, if royalties and severance taxes are paid in error, Purchaser agrees to assist Seller in collecting any overpayment of royalties and taxes, and reimburse Seller promptly.

Seller will continue to pay all invoices/billings dated through June, 2002. All other expenditures will be returned to the vendor/operator for rebilling to Purchaser. If subsequent expenditures are paid by Seller, they will be included in the post closing accounting statement, or a separate invoice and detail will be sent to Purchaser for reimbursement of such expenditures, which invoice shall be due and payable by Purchaser within 20 days of its date.

Seller will continue to prepare and file all required regulatory and other monthly production reports through the production month of June, 2002. Copies of reports for periods after the Effective Date of Transfer of Property Interest shown above will be provided to Purchaser. Seller will provide any required notification to regulatory agencies regarding change of ownership after closing.

Purchaser will notify all utility companies of the change in ownership immediately after closing.

Purchaser accounting contact:             Seller accounting contact:

Name:_________________________________    Name: Ms. Paige de
Albuquerque
Telephone Number:______________________   Telephone Number:303-643-
3945

Accepted and agreed to this _____ day of ________________, 2002.

                              SELLER:

                              Phillips Petroleum Company

                              By: _________________________________
                                 William Rainbolt
                                 Attorney-in-Fact



                           PURCHASER:

                              Skyline Resources, Inc.


                           By:_________________________________
                            Its:__________________________________



                              Slaterdome Gas, Inc.



                           By:_________________________________
                              Its:__________________________________



                          EXHIBIT "D"


                        Allocation of Sale Price



ATTACHED HERETO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE
AGREEMENT DATED THE 4th DAY OF JUNE, 2002 BY AND BETWEEN PHILLIPS
PETROLEUM COMPANY, AS SELLER, AND SKYLINE RESOURCES, INC. AND
SLATERDOME GAS, INC. AS PURCHASER.




                          EXHIBIT "E"




ATTACHED HERETO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE
AGREEMENT DATED THE 4th DAY OF JUNE, 2002 BY AND BETWEEN PHILLIPS
PETROLEUM COMPANY, AS SELLER, AND SKYLINE RESOURCES, INC. AND
SLATERDOME GAS, INC. AS PURCHASER.



                            DISPUTE RESOLUTION


Either party may initiate dispute resolution procedures by sending written notice to the other party specifically stating the complaining party's claim and requesting dispute resolution in accordance with Article XII (k). The party receiving the notice ("receiving party") shall reply with designation of a person authorized to settle the dispute and shall list two alternative dates (both of which must be within fourteen days after receipt of the complaint) for meeting at the receiving party's offices or at a mutually agreeable location.

The party's authorized representatives shall meet as they may mutually agree to be advantageous for resolution of the dispute and may, if they so agree, employ a neutral mediator to attempt to resolve the dispute in accordance with the applicable CPR Institute for Dispute Resolution procedures; provided, however, that if the dispute has not been resolved within ninety (90) days after the date when the receiving party received the notice involving the dispute resolution procedures, then the complaining party may require that the controversy be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ' 1-16; provided, however, that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Denver, Colorado.

Notwithstanding anything herein and regardless of any CPR procedures or rules of the, it is expressly agreed that the following shall apply and control over any other provision in this exhibit or in Article XII (k):

        (a) All applicable statutes of limitation and defenses based upon passage of time shall be tolled while the procedures specified in Article XII (k) and this exhibit are followed. Such tolling shall begin upon the receiving party's receipt of the complaining party's notice of claim. Parties shall take such action, if any, as may be necessary to effectuate tolling. Statutes of limitation shall be applied to claims except as tolled in accordance herewith.

        (b) All offers, conduct, views, opinions, and statements made in the course of negotiation or mediation by any of the parties, their employees, agents, experts, attorneys, and representatives and by any mediator are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the parties, and shall not be disclosed to anyone who is not an agent, employee, expert, or representative of the parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

        (c) Except to the extent that the parties may agree upon
        selection of one or more arbitrators, the CPR shall select arbitrators from a panel reviewed by the parties. Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with CPR rules.

        (d)               Parties shall have at least twenty days
following close
        of hearing within which to submit a brief (not to exceed eighteen pages in length) and ten days from date of receipt of the opponents brief within which to respond thereto.

        (e)               The parties expressly agree that
arbitrators shall not
        award punitive damages, consequential damages or attorneys' fees (except attorneys fees specifically authorized in this Agreement).

        (f) The fees and expenses of any mediator or arbitrator shall be shared equally by the parties.

        (g) Parties may by written agreement (signed by both parties)
        alter any time deadline or location(s) for meeting(s).

  (h)Time is of the essence for purposes of the provisions of this exhibit.